UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2007

NATIONAL HOME HEALTH CARE CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-12927	22-2981141
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

700 White Plains Road, Suite 275, Scarsdale, New York	10583
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 722-9000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

        On May 21, 2007, National Home Health Care Corp. (the “Company”) issued a press release announcing that its Board of Directors had received a new proposal from Premier Home Heath Care Services, Inc., offering to acquire all of the outstanding shares of the Company in a merger transaction for (x) $12.75 per share in cash plus (y) the amount of any reduction in the break-up fee and/or expense reimbursement contained in the previously announced Amended and Restated Agreement and Plan of Merger between the Company and certain affiliates of Angelo Gordon & Co. The new proposal, among other things, also eliminates the $20 million cash requirement contained in Premier’s previous proposal and includes an option on the part of Premier to pay an unspecified portion of the merger consideration to Frederick H. Fialkow by promissory note. Angelo Gordon’s affiliates have the right to terminate the Amended and Restated Agreement and Plan of Merger if the Company’s Board of Directors fails to recommend against Premier’s new proposal by the close of business on May 23, 2007. A copy of the press release is attached hereto as Exhibit 99 and incorporated by reference herein. The summary of the Premier proposal contained herein is qualified by reference to said press release.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated May 21, 2007.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 22, 2007	NATIONAL HOME HEALTH CARE CORP. /s/ Robert P. Heller Name: Robert P. Heller Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated May 21, 2007.